UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: December 14, 2004

Nuvelo, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-22873	36-3855489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

675 Almanor Avenue, Sunnyvale, California 94085

(Address of Principal Executive Offices) (Zip Code)

(408) 215-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On December 14, 2004, our Board of Directors approved an “Executive Change in Control and Severance Benefit Plan” for our executive officers. The purpose of the plan is to provide for the payment of severance benefits and/or change in control benefits to certain of our eligible employees, and the plan supersedes and replaces any change in control and/or severance plans adopted by us previously. All of our executive employees at the level of Vice President or above are eligible to participate in the plan and our Board of Directors may designate certain other individuals as eligible to participate. The plan provides that, upon a change in control of the company as defined under the plan, all Nuvelo stock options and stock awards held by a plan participant will become fully vested. Such shares held by a plan participant will also become fully vested if the participant is terminated without cause or constructively terminated within one month preceding our change in control. If a participant is terminated without cause or constructively terminated one month before or one year after our change in control, he or she will also be entitled to certain cash severance and medical benefits. In addition, if a participant is terminated without cause or constructively terminated outside the context of our change in control, he or she will be entitled to certain cash severance and continued medical benefits and shall be credited with an additional year of vesting with respect to Nuvelo stock options and stock awards held by such participant. Additional details of the plan can be found in the copy of the plan that is filed as an exhibit to this Form 8-K.

In addition, on December 14, 2004, our Board of Directors amended our Employee Stock Purchase Plan, or ESPP, to reflect our earlier name change from Hyseq, Inc., to Nuvelo, Inc. and our reincorporation from Nevada to Delaware. The Board also amended the ESPP to remove a 90-day waiting period for new employees to participate and to make other administrative and immaterial changes to the ESPP.

ITEM 9.01. Financial Statements and Exhibits.

(c)	Exhibits

10.1     Nuvelo, Inc. Executive Change in Control and Severance Benefit Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuvelo, Inc.
(Registrant)

By:	/s/ Lee Bendekgey
Lee Bendekgey
Senior Vice President, Chief Financial Officer and General Counsel

Dated: December 20, 2004

Exhibit Index

Exhibit Number	Description
10.1	Nuvelo, Inc. Executive Change in Control and Severance Benefit Plan